                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                             AMERIGON INCORPORATED

                             (as amended, May 2000)


                                       I

     The name of the Corporation is Amerigon Incorporated.

                                       II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     (1) The total number of shares which the Corporation is authorized to issue is 25,000,000, of which 20,000,000 shall be Common Stock, without par value, and 5,000,000 shall be Preferred Stock, without par value.

     (2) The Class A Common Stock and the Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as provided otherwise in this Article III.

     Dividend and Liquidation Distributions. The Class B Common Stock will be entitled to receive, on a per share basis, only five percent (5%) of the dividends as may be declared by the Board of Directors on the Class A Common Stock, and five percent (5%) of the amount receivable by Class A Common Stock upon liquidation or distribution.

     (3) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the voting and other rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                       IV

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V

     The Corporation is authorized to indemnify the agents (as defined in Section 317 of the Corporations Code) of the corporation to the fullest extent permissible under California law.


                                       2